Sub-Item 77I:

During the six-month period ended September 30, 2014, ALPS Series Trust (the “Registrant”) offered the following series and share classes:

Series	Class(es)	Registration Statement
Cupps All Cap Growth Fund (the “Cupps Fund”)	Institutional	Post-Effective Amendment No. 22 (SEC Accession No. 0001193125-14-253923)
New Sheridan Developing World Fund (the “New Sheridan Fund”)	Investor	Post-Effective Amendment No. 29 (SEC Accession No. 0001193125-14-327306)

Post-Effective Amendment Nos. 22 and 29 include the terms of the respective classes of the Cupps Fund and the New Sheridan Fund, respectively, and are hereby incorporated by reference as part of the response to Sub-Items 77I and 77Q1(d) of the Registrant’s Form N-SAR.